[GOLDEN TELECOM LETTERHEAD]

FOR IMMEDIATE RELEASE

Golden Telecom amends its Stock Appreciation Rights (“SARs”), grants Stock Options under its Equity Participation Plan
and announces a Share Buy-Back Program

MOSCOW, Russia (July 3, 2007). Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), the leading provider of integrated telecommunications and Internet services in the largest population areas throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announces that it has amended its Stock Appreciation Rights (“SARs”) program and outstanding SARs and granted stock options to the SARs holders under the Company’s Equity Participation Plan in order to minimize volatility in reported earnings while keeping equity-based incentives for key employees.

As previously announced, the Company was investigating ways to address the earnings volatility resulting from SARs costs from its 2005 Stock Appreciation Rights Plans. A new accounting rule adopted in 2006, (SFAS No. 123R “Accounting for Stock-based Compensation – Revised”) required that the SARs related estimated fair value costs and liability be reassessed and reported each reporting period. A main factor in the calculation is the Company’s share price, thus the reported amounts reflected market volatility and significantly impacted the quarterly results of operations.

The new program puts a cap on the existing outstanding SARs using the closing price as of June 27, 2007 of $53.80 per share. Simultaneously, for each outstanding SAR a new stock option was granted with the same vesting conditions and an exercise price of $53.80. This new arrangement helps to minimize potential earnings volatility resulting from future movements in the stock price as the costs related to the stock option plan are not subject to revaluation as of the end of each reporting period.

At the same time, in order to provide key members of the management team with additional equity based incentives the Board of Directors approved additional stock option grants.

Mr. Jean-Pierre Vandromme, CEO of Golden Telecom, noted: “Amendment of our SARs program and issuance of new stock options helps to address two issues at once:

•	first, to minimize earnings volatility which makes it difficult to understand the operational performance of the Company; and

•	second, to reward and motivate key personal in order to align their interests with those of our shareholders. Now, nearly 200 key people, covering the top tiers of the management of Golden Telecom, participate in the stock option program, which helps us to retain and promote talents in a tough and competitive labor environment.

I am confident that our team will continue to deliver outstanding results and will make Golden Telecom the leading fixed-line communication services provider in Russia and the CIS”.

Mr. Boris Svetlichny, CFO of Golden Telecom, added: “I am pleased at the solution reached which continues strong motivation of employees while achieving a far more favorable cash flow impact on the Company”.

In order to support the Stock Options Plan, the Board of Directors also approved an Open Market Share Buy-Back Program that may be used to minimize dilution from the Stock Options. In May 2007, the Shareholders approved an increase in the Company’s Equity Participation Plan of 1 million shares in order to support the above initiatives. The Board has now authorized that up to 1 million shares of its common stock may be repurchased by the Company in support of the equity plan, subject to market conditions and other factors, including the Company’s insider trading policy, United States securities laws and Rule 10b-18 of the Securities Exchange Act of 1934.

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc. (NASDAQ: “GLDN”) is the leading provider of integrated telecommunications and Internet services in the largest population areas of Russia and the Commonwealth of Independent States (CIS), with its own facilities and communications infrastructure. The Company offers telephony, data transfer and Internet access services to corporations, operators and private individuals through its existing networks in large cities, including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty and Tashkent, as well as through rented channels and fiber-optic and satellite communications networks, including roughly 293 combined access points in Russia and other CIS countries. The Company also offers mobile communications services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the provisions of the Securities Litigation Reform Act of 1995. Such statements include those on the benefits from the effect of capping the SARs and issuing new options, and our expectations regarding results, and becoming leading fixed line communication service provider in Russia and CIS. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that the capping of SARs and the issuance of new options may not have the beneficial effect that we expect, that we are not able to produce the results we expect or that we are not able to become the leading fixed-line communicational provider as we expect. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q, periodic reports on Form 8-K filed during 2007, and the Company’s annual report on Form 10-K for the year ended December 31, 2006.

To receive supplemental information, please contact:

Public Relations Department:
Lev Chentsov
e-mail: publicrelations@gldn.net
tel.: +7-495-797-9300
fax: +7-495-797-9332

Investor relations Department:
Aleksei Subbotin
e-mail: ir@gldn.net
tel.: +7-495-797-9300
fax: +7-495-797-9331
www.goldentelecom.ru